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                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

MARCH 13, 2000

00/9

FOR IMMEDIATE RELEASE

                   DIME BANCORP RESPONDS TO ISS RECOMMENDATION

NEW YORK - March 13, 2000 - Dime Bancorp, Inc. (NYSE: DME) today issued the following statement in response to the Institutional Shareholder Services Inc.'s
(ISS) report:

"We vigorously disagree with ISS' recommendation. Unfortunately, ISS has not realized the innumerable risks inherent in North Fork's proposal. Dime's board of directors continues to believe that North Fork's proposal is inadequate and ill-conceived. This proposal comes from the wrong company at the wrong price at the wrong time and is unlikely to succeed.

"As we've seen in the recent past, large, in-market bank transactions that rely on massive cost cutting and complex integration, are high-risk with low-yield for shareholders and customers. In Dime, North Fork is proposing to acquire an institution that is, in terms of total assets, more than three times its size. That's more than seven times the size of North Fork's largest acquisition ever. The fact is, we believe that North Fork is too small in size, has too narrow a footprint and lacks the management resources to successfully integrate Dime's operations. That's a reality that, as we have seen in similar banking industry transactions in the past, will have long-term detrimental financial effect on Dime shareholders. And that says nothing of the inevitable disruption to customer service associated with a transaction in which North Fork, in proposing to acquire Dime, is attempting to bite off considerably more than it can chew.

                                     -more-

"North Fork is a thrift in a commercial bank's clothing and a combination with them just doesn't make sense. From a purely financial standpoint, North Fork's proposal is highly EPS dilutive to Dime shareholders, relies on unachievable assumptions and raises the specter of significant P/E multiple contraction. North Fork's implausible synergies assume cost savings of $100 million - after tax, which represents 64% of Dime's core bank expenses and 86% of North Fork's - the smaller institution - current expense base.

"Finally, North Fork has said it will impose significant conditions on its proposal, which we believe will not be satisfied. Moreover, we believe that regulatory approval could be subject to a significant antitrust scrutiny. On March 10, 2000 we announced that we had filed suit in New York State Supreme Court against North Fork and FleetBoston Financial Corporation (NYSE: FBF), alleging that North Fork and FleetBoston have conspired to interfere with the combination of Dime and Hudson United in violation of antitrust laws."

Investors are urged to read Dime and Hudson's proxy statement/prospectus, and any amendments or supplements thereto when they become available, as well as any solicitation/recommendation statement that may be filed by Dime, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free from Dime by directing such requests to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, New York, telephone: (212) 326-6170.

                                     -more-

The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank currently serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage-banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

                                      # # #
Contacts:

Franklin Wright                         Mike Pascale/Kate O'Sullivan
Dime                                    Abernathy MacGregor Group
212-326-6170                            212-371-5999